Exhibit 10.7

                         INTELLIGENT CONTROLS, INC.

                       1993 DIRECTOR STOCK OPTION PLAN
                (as amended and restated through August 1998)

The purpose of the 1993 Director Stock Option Plan (the "Plan") is to advance the interests of Intelligent Controls, Inc. (the "Company") and its shareholders by encouraging qualified persons to serve as non-employee members of the Intelligent Controls, Inc. Board of Directors (the "Board") and to allow such members to acquire and retain a proprietary interest in the Company by ownership of its common stock, no par value ("Common Stock"). Options granted under the Plan are intended to be options which do not meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

1. AMOUNT AND SOURCE OF STOCK: Except as otherwise permitted pursuant to paragraph 7 hereof, the total number of shares of Common Stock which may be issued under the Plan shall not exceed 200,000. The number of shares of Common Stock available for grant of options under the Plan shall be decreased by the sum of the number of shares with respect to which options have been issued and are then outstanding and the number of shares issued upon exercise of options, and shall be increased due to the expiration or termination of options which have not been exercised.

2. EFFECTIVE DATE AND TERM OF PLAN: The Plan is effective as of March 22, 1993, subject however to the later ratification and approval of the Plan by the affirmative vote of the holders of a majority of all outstanding shares of Common Stock. No options may be granted under the Plan after December 31, 2002. The Board may, without further approval of the shareholders of the Company, terminate the Plan at any time.

3. ADMINISTRATION: The Plan shall be administered by the Board, which shall have full power to interpret the Plan and to establish and amend rules and regulations for its administration. The Board may delegate any or all aspects of the administration of the Plan to a committee composed of members of the Board, in which case references herein to the "Board" may include such committee, as the case may be.

4. OPTIONEES: Options shall be granted from time to time only to persons who are non-employee members of the Board at the date of granting of the options. The number of shares covered by any option granted pursuant to the Plan shall be determined by the Board.

5. TERMS OF OPTIONS: (a) Option Period: Each option granted under the Plan (an "Option") shall be exercisable only during the term commencing on the date the Option is granted and ending (unless the Option shall have terminated earlier under the provisions of the Plan) on the tenth anniversary of such date or such other date as the Board shall specify (the "Termination Date").

(b) Option Price: The purchase price per share of Common Stock purchased pursuant to each Option (the "Option Price") shall be determined by the Board at the time of grant; provided that the Option Price shall not be less than $1.25 per share. The Option Price shall be paid in full upon the exercise of the Option by certified or bank cashier's check payable to the order of the Company, or by any other means acceptable to the Company, and the stock purchased shall thereupon be promptly delivered; provided, however, that the Company may, in its discretion, require that an Optionee pay to the Company, at the time of exercise, such amount as the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise or the transfer of shares thereupon. No Optionee, or his or her legal representatives, legatees or distributees, as the case may be, will be deemed to be a holder of any shares pursuant to exercise of an Option until the date of the issuance of a stock certificate to him or her for such shares.

(c) Exercise of Options: Vesting and exercise of the Option may be subject to such conditions as the Board shall determine. In exercising his or her Option, the Optionee may exercise less than the full installment available to him or her, but he or she must exercise the Option in full shares of Common Stock of the Company.

(d) Nontransferability of Options: Except as the Board may otherwise determine, each Option shall, during the Optionee's lifetime, be exercisable only by him or her, and neither it nor any right hereunder shall be transferable otherwise than by will or the laws of descent and distribution or be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of his or her Option or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate his or her Option.

6. INSTRUMENT OF GRANT: The terms and conditions of each Option granted under the Plan shall be set forth in an instrument designated "Director Stock Option Agreement" substantially in the form of Exhibit A attached hereto and made a part hereof [omitted]. The Board may make such modifications in the provisions of the instrument of grant as it shall deem advisable or as may be required by any provision of the Code.

7. ADJUSTMENTS UPON CHANGES IN STOCK: If (a) the Company shall at any time be involved in a transaction to which Section 425(a) of the Code is applicable, (b) the Company shall declare a dividend payable in, or shall subdivide or combine, its Common Stock or (c) any other event shall occur which in the judgment of the Board necessitates action by way of adjusting the terms of the outstanding Options, the Board shall forthwith take any such action as in its judgment shall be necessary to preserve for the Optionees rights substantially proportionate to the rights existing before such event. To the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under paragraph 1 above shall be increased or decreased, as the case may be, proportionately. The judgment of the Board with respect to any matter referred to in this paragraph shall be conclusive and binding upon each Optionee.

8. AMENDMENTS AND TERMINATION: The Board may amend or terminate the Plan, but may not, except as provided in paragraph 7 hereof, (i) without the consent of the Optionee, alter or impair any rights or obligations under any Option theretofore granted or (ii) without the approval of the holders of a majority of the outstanding shares of the Company entitled to vote thereon, make any alteration in the Plan which operates:

(a) to increase the total number of shares which may be issued under the Plan;

(b) to extend the term during which Options may be granted under the Plan;
or

(c) to permit the exercise of an Option after the date on which such Option would otherwise terminate pursuant to the terms hereof.

9. PLAN DOES NOT CONFER SHAREHOLDER RIGHTS: Neither the Optionee nor any person entitled to exercise his or her right in the event of his or her death shall have any rights of a shareholder with respect to the shares subject to each Option, except to the extent that a certificate for such shares shall have been issued upon the exercise of each Option as provided for herein.